Exhibit 10.2

FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

THIS FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF PROPERTY (this "Amendment") is made as of the 18th day of December, 2015 by and between SUN LIFE ASSURANCE COMPANY OF CANADA, a Canadian corporation ("Seller"), and RREEF AMERICA L.L.C., a Delaware limited liability company ("Purchaser").

W I T N E S S E T H:

WHEREAS, Purchaser and Seller entered into that certain Agreement of Sale dated December 4, 2015 (the "Sale Agreement"), pursuant to which Seller has agreed to sell to Purchaser certain property (the "Property") located in Loudoun County, Virginia, as more particularly described in the Sale Agreement; and

WHEREAS, Purchaser has become aware of an outstanding tenant allowance reimbursement (the “Reimbursement”) due to tenant of the Property (“Tenant”); and

WHEREAS, Seller has proposed paying Tenant the Reimbursement at Closing; provided, however, that the Purchaser objects to payment of the Reimbursement at Closing without such lien waivers as are required under the terms of Tenant’s lease, as such matters may result in a title defect with respect to the Property; and

WHEREAS, Purchaser and Seller desire to modify the Sale Agreement to permit the parties time to resolve the issue with respect to the disposition of the Reimbursement at Closing.

NOW, THEREFORE, for the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1.    Definitions. Any capitalized terms not otherwise defined herein shall have the meaning ascribed to such term as set forth in the Sale Agreement.

2.    Disposition of Reimbursement; Closing Date. Purchaser and Seller agree that the resolution of the disposition of the Reimbursement in a manner satisfactory to Purchaser is a condition precedent to Purchaser’s obligations under the Sale Agreement pursuant to the terms of Section 9 of the Sale Agreement. In addition, Purchaser shall have the right to extend the Closing Date up to fifteen (15) days if the foregoing condition precedent is not satisfied on or before the originally scheduled Closing Date, but such extended Closing Date shall not be before January 4, 2016 or later than January 8, 2016.

3.    Investigation Period; Service Contracts.. Purchaser hereby elects to waive its right to terminate the Contract pursuant to Section 8 thereof, and shall proceed to Closing pursuant to the terms of the Contract, including without limitation, the satisfaction of the condition precedent set forth in Section 2 of this Amendment. Pursuant to the terms of Section 6(a)(vi) of the Sale Agreement, Purchaser hereby elects to assume at Closing all Service Contracts other than the management and leasing agreement.

4.    Confirmation. Except as specifically set forth herein, all other terms and conditions of the Sale Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. To the extent there is any conflict between the terms of this Amendment and the Sale Agreement, the terms of this Amendment shall control.

5.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of a facsimile or “.pdf” copy of this Amendment executed by a party hereto shall be deemed to constitute delivery of an original hereof executed by such party.

IN WITNESS WHEREOF, each of Purchaser and Seller has caused this Amendment to be executed by persons duly authorized thereunto as of the day and year first above written.

SELLER:
SUN LIFE ASSURANCE COMPANY OF CANADA

By: /s/ John Moynihan
Name: John Moynihan
Title: Director, Asset Management

By: /s/ William M. Barres
Name: William M. Barres
Title: Authorized Signer

PURCHASER:
RREEF AMERICA, L.L.C.

By: /s/ Joe Rado
Name: Joe Rado
Title: Director